Exhibit 99.1

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Telefax: (712) 277-7383
www.terraindustries.com
NEWS
For immediate release	Contact: Joe Ewing
(712) 277-7305
jewing@terraindustries.com

Matthew Sherman /Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com / jmoser@joelefrank.com

Larry Dennedy / Charlie Koons
MacKenzie Partners, Inc.
(800) 322-2885
terraproxy@mackenziepartners.com

Terra Industries Advises Shareholders to Take No Action at This Time in
Response to CF Industries’ Unsolicited Exchange Offer

CF Exchange Ratio Unchanged From Initial Proposal
Rejected by Terra’s Board on January 28, 2009

SIOUX CITY, Iowa (February 23, 2009) Terra Industries Inc. (NYSE: TRA) (“Terra”) today responded to CF Industries Holdings, Inc.’s (NYSE: CF) (“CF”) announcement that it has commenced an unsolicited exchange offer to acquire all of the outstanding shares of Terra at a fixed exchange ratio of 0.4235 CF Industries shares for each Terra common share. Terra’s Board of Directors will review and consider CF’s exchange offer and make a formal recommendation to shareholders within ten business days. Terra’s shareholders are advised to take no action at this time pending the review of the proposed exchange offer by Terra’s Board.

Terra noted that the exchange ratio offered by CF remains unchanged from CF’s initial proposal that was announced on January 15, 2009 and was subsequently unanimously rejected by Terra’s Board on January 28, 2009.

Credit Suisse Securities (USA) LLC is serving as Terra’s financial advisor, and Cravath, Swaine & Moore LLP and Wachtell, Lipton Rosen & Katz are serving as legal counsel to Terra. MacKenzie Partners is serving as proxy solicitor for Terra.

About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer of nitrogen products.

Important information and where to find it
Terra plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with its 2009 Annual Meeting. Investors and security holders are urged to read the proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents (when available) that Terra files with the SEC at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the proxy statement and other documents filed by Terra with the SEC may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.

This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. Terra intends to file a solicitation/recommendation statement with respect to the exchange offer with the SEC within 10 business days. Investors and security holders are urged to read the solicitation/recommendation statement with respect to the exchange offer and any other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement with respect to the exchange offer and other documents (when available) that Terra files with the SEC at the SEC's Web site at www.sec.gov and Terra's Web site at www.terraindustries.com. In addition, the solicitation/recommendation statement with respect to the exchange offer and other documents filed by Terra with the SEC may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.

Certain Information Concerning Participants
Terra, its directors and executive officers may be deemed to be participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on February 28, 2008, and its proxy statement for the 2008 Annual Meeting, which was filed with the SEC on February 29, 2008. To the extent holdings of Terra securities have changed since the amounts printed in the proxy statement for the 2008 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the 2009 Annual Meeting when it is filed by Terra with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.

Forward-looking statement
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:

▪	financial markets,
▪	general economic conditions within the agricultural industry,
▪	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),
▪	product mix,
▪	the seasonality of demand patterns,
▪	weather conditions,
▪	environmental and other government regulation, and
▪	agricultural regulations.

Additional information as to these factors can be found in Terra’s 2007 Annual Report/10-K, in the section entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.

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Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.